Exhibit 3.5

Filed in the Office of	Business Number E13806962021-2
FVAguilar	Filing Number 20233371114
Secretary of State State Of Nevada	Filed On 7/25/2023 12:05:00 PM
	Number of Pages 12

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Cardiff Lexington Corporation Entity or Nevada Business Identification Number (NVID): NV20212069394
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 07/27/2023 Time: 12:01 AM EDT (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series E Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Series E Preferred Stock with the voting powers, designations, preferences, limitations, restrictions and relative rights set forth in Exhibit A.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *[signature]* CEO Signature of Officer Date: 07/25/2023

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/15/2022

Business Number E13806962021 - 2 Filed in the Office of Secretary of State State Of Nevada Filing Number 20233371114 Filed On 7/25/2023 12:05:00 PM Number of Pages 12

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EXHIBIT A

CARDIFF LEXINGTON CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES E PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

Cardiff Lexington Corporation, a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Amended and Restated Articles of Incorporation and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the "Board") has adopted the following resolution creating the following series of the Corporation's preferred stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation and the authority vested in the Board, a series of preferred stock is hereby created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, are as set forth in the Amended and Restated Articles of Incorporation and this Certificate of Designation, as it may be amended from time to time, as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

"Common Stock" means the Corporation's Common Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Series A Preferred Stock" means the Corporation's Series A Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series B Preferred Stock" means the Corporation's Series B Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series C Preferred Stock" means the Corporation's Series C Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

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"Series F-1 Preferred Stock" means the Corporation's Series F-1 Preferred Stock, par value 50.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series I Preferred Stock" means the Corporation's Series I Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series J Preferred Stock" means the Corporation's Series J Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series L Preferred Stock" means the Corporation's Series L Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series N Preferred Stock" means the Corporation's Series N Senior Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series R Preferred Stock" means the Corporation's Series R Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Series X Preferred Stock" means the Corporation's Series X Senior Convertible Preferred Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

Section 2. Designation and Amount. There is hereby created out of the authorized and unissued shares of the preferred stock of the Corporation a series of preferred stock designated as the "Series E Preferred Stock," par value $0.001 per share (the "Series E Preferred Stock"). The number of shares constituting such series shall be 1,000,000. The stated value of each share of Series E Preferred Stock is $4.00 (as the same may be adjusted for stock splits, stock combinations, recapitalizations or similar transactions with respect to the Series E Preferred Stock, the "Stated Value").

Section 3 Ranking. The Series E Preferred Stock shall, with respect to the distribution of assets upon Liquidation of the Corporation, be deemed to rank (a) senior to all Common Stock, Series A Preferred Stock and to each other class or series of capital stock of the Company that is established after the date of this Certificate of Designation that is not expressly made senior to or on parity with the Series E Preferred Stock as to the distribution of assets upon Liquidation of the Corporation (the "Junior Securities"); (b) on parity with all Series B Preferred Stock, Series C Preferred Stock, Series F-I Preferred Stock, Series J Preferred Stock, Series L Preferred Stock and to each class or series of capital stock of the Corporation that is established after the date of this Certificate of Designation and that is not expressly subordinated or made senior to the Series E Preferred Stock as to the distribution of assets upon Liquidation of the Corporation, whether or not the liquidation prices per share thereof differ from those of the Series E Preferred Stock (the "Parity Securities"); and (c) junior to all Series I Preferred Stock, Series N Preferred Stock, Series R Preferred Stock, Series X Preferred Stock and to each other class or series of capital stock of the Corporation that is established after the date of this Certificate of Designation that is expressly made senior to the Series E Preferred Stock as to the distribution of assets upon Liquidation of the Corporation, as well as to all of the Corporation's indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation (the "Senior Securities").

Section 4. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 8, the holders of Series E Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series E Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series E Preferred Stock.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of Series E Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series E Preferred Stock were fully converted to Common Stock immediately prior to such Liquidation, which amount shall be paid to the holders of Series E Preferred Stock pari passu with all holders of Parity Securities and in preference to the holders of Junior Securities. Written notice of any such Liquidation shall be given to each holder of the Series E Preferred Stock not less than twenty (20) nor more than sixty (60) days prior to the payment date stated therein.

Section 6. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of Series E Preferred Stock shall be entitled to cast one (1) vote per share of Series E Preferred Stock held. Except as provided by law or by the other provisions of this Certificate of Designation, the holders of Series E Preferred Stock shall vote together with the holders of shares of Common Stock as a single class, However, as long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of outstanding Series E Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred Stock or alter or amend this Certificate of Designation, or (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series E Preferred Stock.

Section 7. Conversion.

(a)             Conversions at Option of Holder, Each share of Series E Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect on the Conversion Date. The "Conversion Price" shall initially be equal to $2.00. Such initial Conversion Price, and the rate at which shares of Series E Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Except as aforesaid, the Series E Preferred Stock is not convertible into Common Stock or any other securities of the Corporation.

(b)             Mechanics of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers by email or facsimile such Notice of Conversion to the Corporation (such date, the "Optional Conversion Date"). If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Preferred Stock, a holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such shares of Series E Preferred Stock, if any, promptly following the Optional Conversion Date at issue. The Corporation shall, as soon as practicable after the Optional Conversion Date, issue and deliver to such holder of Series E Preferred Stock, or to his, her or its nominees, a notification of book entry for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a notification of book entry for the number (if any) of the shares of Series E Preferred Stock represented by the surrendered certificate that were not converted into Common Stock.

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(c)             Mandatory Conversion. Upon the earlier to occur of: (a) the closing of the sale of shares of Common Stock to the public at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a public offering pursuant to an effective registration statement or offering statement under the Securities Act of 1933, as amended, resulting in at least $3,000,000 of gross proceeds to the Corporation, (b) the date on which the shares of Common Stock of the Corporation are listed on a national stock exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Series E Preferred Stock, voting together as a single class (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "Mandatory Conversion Time"), each share of Series E Preferred Stock shall be automatically converted (without the payment of additional consideration by the holder thereof), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value by the Conversion Price in effect at the Mandatory Conversion Time. All holders of record shall be sent written notice of the Mandatory Conversion Time and the place designated for conversion of all such shares of Series E Preferred Stock pursuant to this Section 7(c). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder shall surrender his, her or its certificate or certificates, if any, for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation and its transfer agent to indemnify the Corporation and/or the transfer agent against any claim that may be made against the Corporation and/or the transfer agent on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. All rights with respect to the Series E Preferred Stock converted pursuant to this Section 7(c), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of a holder to surrender the certificates at or prior to such time), except only for the rights of the holders to receive the items provided for in the next sentence. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates, if any (or lost certificate affidavit and agreement), for Series E Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a notification of book entry for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

(d)               Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the holders of Series E Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the then outstanding shares of Series E Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e)                Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series E Preferred Stock. As to any fraction of a share which a holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

Section 8. Certain Adjustments.

(a)               Stock Dividends and Stock Splits. If the Corporation, at any time while the Series E Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of Common Stock, any shares of capital stock of the Corporation to the holders of Common Stock, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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(b)               Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 8(a) above, if at any time the Corporation grants, issues or sells any Common Stock or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the "Purchase Rights"), then the holders of Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holders could have acquired if the holders had held the number of shares of Common Stock acquirable upon complete conversion of such holder's Series E Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such purchase.

(c)                Fundamental Transaction. If, at any time while the Series E Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of the Series E Preferred Stock, the holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series E Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series E Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders' right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 8(c) pursuant to written agreements entered into prior to such Fundamental Transaction and shall deliver to the holder in exchange for the Series E Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series E Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series E Preferred Stock prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series E Preferred Stock immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

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(d)               Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e)                Notice to the Holders. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to each holder of Series E Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series E Preferred Stock, and shall cause to be delivered to each holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert its Series E Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 9. Redemption.

(a)                 Redemption at Option of Company. If the shares of Common Stock of the Corporation are listed on a national stock exchange, including without limitation the New York Stock Exchange or the Nasdaq Stock Market, the Company shall have the right (but not the obligation) to redeem shares of Series E Preferred Stock at a price per share of $50,000 (as the same may be adjusted for stock splits, stock combinations, recapitalizations or similar transactions with respect to the Series E Preferred Stock, the "Redemption Price").

(b)                Redemption Mechanics. To exercise its redemption right, the Company shall deliver written notice to each holder that all or part of the Series E Preferred Stock will be redeemed (the "Company Redemption Notice") on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Company Redemption Notice (such date, the "Company Redemption Date"); provided, however, that if the Company elects to redeem less than all of the Series E Preferred Stock, it shall do so ratably among all holders. On the Company Redemption Date and in accordance with this Section 9(b), the Company will redeem the shares specified in the Company Redemption Notice by paying in cash an amount per share equal to the Redemption Price. From and after the Company Redemption Date, the shares identified in the Company Redemption Notice shall be cancelled on the books and records of the Company and all rights of holders of Series E Preferred Stock with respect to the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price with respect to such shares; provided, however, that if as of the close of business on the Redemption Date the Company has not paid the Redemption Price with respect to such holder, then the shares to be redeemed shall remain issued and outstanding, and all rights of such holder with respect to such shares shall continue.

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Section 10. Miscellaneous.

(a)                Notices. Any and all notices or other communications or deliveries to be provided by the holders of Series E Preferred Stock hereunder shall be in writing and delivered by electronic mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 3200 Bel Air Drive, Las Vegas, NV 89109, attention Chief Financial Officer, e-mail address investorrelations@cardifflexington.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section 9(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by facsimile, by electronic mail, or sent by a nationally recognized overnight courier service, addressed to each holder of Series E Preferred Stock at the facsimile number, e-mail address or address of such holder appearing on the books of the Corporation, or if no such facsimile number, email address or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. (New York City time) on any date, (ii) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (iii) the second business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)                Lost or Mutilated Stock Certificate. If a holder's stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c)                Status of Converted or Redeemed Preferred Stock. If any shares of Series E Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Preferred Stock.

(d)                Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflict of laws thereof.

(e)                Waiver. Any waiver by the Corporation or a holder of Series E Preferred Stock of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders. The failure of the Corporation or a holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a holder must be in writing.

(f)                Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(g)                Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES E PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series E Preferred Stock indicated below into shares of Common Stock of Cardiff Lexington Corporation, a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Date to Effect Conversion:_______________________________________________________

Number of shares of Series E Preferred Stock owned prior to Conversion:__________________

Number of shares of Series E Preferred Stock to be Converted:___________________________

Applicable Conversion Price:______________________________________________________

Number of shares of Common Stock to be Issued:_____________________________________

Number of shares of Series E Preferred Stock subsequent to Conversion:___________________

Address for Delivery:____________________________________________________________

                                   ____________________________________________________________

or

DWAC Instructions:

Brokerage Firm:_______________________________________

DTC Participant No:____________________________________

Account Name:________________________________________

Account No:__________________________________________

(Holder Name)

(Signature)

If an entity:

(Name)

(Title)

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